                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-30344



                    SUPPLEMENT NO. 2 DATED FEBRUARY 21, 2001
                        TO PROSPECTUS DATED MAY 5, 2000
         RELATING TO 1,725,000 7 1/4% CONVERTIBLE PREFERRED SECURITIES
               (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY) OF
                        HANOVER COMPRESSOR CAPITAL TRUST
              GUARANTEED BY, AND CONVERTIBLE INTO COMMON STOCK OF,
                           HANOVER COMPRESSOR COMPANY

   All terms used but not defined herein shall have the meanings assigned to such terms in the prospectus, dated May 5, 2000, forming a part of the Registration Statement on Form S-3 (File No. 333-30344).

   The purpose of this supplement is to provide additional information regarding the Selling Holders. In addition to the Selling Holders named in the prospectus, the following table sets forth the name of additional Selling Holders and relationship, if any with Hanover and (i) the amount of preferred securities owned by such Selling Holders as of February 13, 2001 (subject to the qualification set forth below), (ii) the maximum amount of preferred securities that may be offered for the account of such Selling Holders as of February 13, 2001 and (iii) the maximum amount of common stock that may be offered for the account of such Selling Holders under the prospectus.

                                     Principal
                                     Amount of
                                     Preferred       Number of     Number of
                                     Securities      Shares of     Shares of
                                    Beneficially   Common Stock   Common Stock
                                     Owned and    Owned Prior to    Offered
          Selling Holder           Offered Hereby the Offering(1) Hereby(1)(2)
          --------------           -------------- --------------- ------------
Bank Austria Cayman Islands,
 Ltd..............................   $1,625,000        90,909        90,909
Credit Suisse First Boston
 Corporation......................   $5,273,550       295,023       295,023
Northern Income Equity Fund.......   $2,000,000       111,888       111,888
Ramius Securities, LLC............   $  375,000        20,979        20,979

(1) Comprises the shares of common stock into which the preferred securities held by such Selling Holder are convertible at a conversion price of $2.7972. The conversion price was adjusted to reflect Hanover's two-for-one stock split effected in June 2000. The conversion price and the number of shares of common stock issuable upon conversion of the preferred securities are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the preferred securities may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the preferred securities; rather, cash will be paid in lieu of fractional shares, if any.
(2) Assumes the offering of such shares by such Selling Holder pursuant to the registration statement of which this prospectus forms a part.

   None of the Selling Holders named in the foregoing table has, or within the past three years has had, any position, office or other material relationship with the trust or Hanover or any of their respective predecessors or affiliates.

   Because the Selling Holders may, pursuant to this prospectus, offer all or some portion of the preferred securities or common stock they presently hold, no estimate can be given as to the amount of the preferred securities or shares of common stock that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their preferred securities or common stock since the date on which they provided the information regarding their preferred securities or common stock, in transaction exempt from the registration requirements of the Securities Act.

   We may from time to time include additional Selling Holders in supplements to this prospectus. We will pay the expenses of registering the preferred securities and common stock being sold hereunder.